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                                                                   EXHIBIT 10.02

                                 April 1, 2002





Charles Nicholls



Dear Charles:

     This letter agreement between you and HNC Software Inc. ("HNC") sets forth and confirms the current terms and conditions of your employment with HNC effective as of April 1, 2002 (the "EFFECTIVE DATE"), including certain modifications that will supersede and replace provisions of your prior employment agreement dated as of February 13, 2002 to the extent provided in
Section 15 below. The provisions of this letter agreement have been approved by the Compensation Committee (the "COMPENSATION COMMITTEE") of HNC's Board of Directors (the "HNC BOARD").

     1. Title. HNC is employing you as an Executive Vice President and as such you will report to HNC's Chief Executive Officer. You agree to perform the duties requested of you by the HNC Board, any committee of the HNC Board or HNC's Chief Executive Officer.

     2. Salary. Your base salary will remain at its current annual rate of $250,000 per year. Your base salary may be increased in the discretion of the HNC Board or the Compensation Committee.

     3. 2002 Bonus Plan. You will continue to be eligible to potentially receive a target bonus of up to a maximum of 40% of your current annual base salary under HNC's Incentive Compensation Plan for fiscal 2002 (the "2002 BONUS PLAN"), depending on the extent to which you achieve your bonus objectives under the 2002 Bonus Plan as previously determined by the HNC Board. Nothing in this agreement is intended to modify or change in any respect any of the provisions, terms or conditions of the 2002 Bonus Plan or any of your bonus objectives under the 2002 Bonus Plan.

     4. At-Will Employment. Your employment with HNC will continue to be on an "at-will" basis, meaning that your employment with HNC may be terminated by you or by HNC at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except as may be expressly set forth in a written instrument that has been authorized by the HNC Board or the Compensation Committee and has been signed on behalf of HNC by an authorized officer of HNC (other than yourself).

     5. Certain Defined Terms. As used in this agreement, the following terms will have the meanings provided below:

        "CAUSE" will mean: (i) your repeated and continued failure to perform your duties and responsibilities as an HNC employee (including but not limited to your compliance with any written policy of HNC) in good faith to the best of your ability after written notice to that effect from HNC;

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(ii) your material breach of your Employee Invention Assignment and
Confidentiality Agreement with HNC then in effect (your "HNC INVENTION ASSIGNMENT/CONFIDENTIALITY AGREEMENT") that is not susceptible to cure or that is not cured within five (5) business days after you are given notice of such breach by the HNC Board, any committee of the HNC Board or HNC's Chief Executive Officer; (iii) your commission of (or your being convicted of or pleading guilty to) a felony (provided, that for purposes of this paragraph the term "FELONY" will not include traffic violations which do not involve your willful infliction of death or serious injury to others); or (iv) your commission of an act of fraud or your misappropriation of property of the Company or any of its affiliates, subsidiaries or successors.

          "CHANGE IN CONTROL" will mean: (i) a merger or consolidation of HNC with or into another corporation or other entity that is consummated after the Effective Date, where the stockholders of HNC immediately prior to the consummation of such merger or consolidation do not hold, immediately after the consummation of such merger or consolidation, stock possessing at least a majority of the total voting power of all the outstanding stock of the corporation or other entity that is the survivor of such merger or consolidation (or of survivor's parent); (ii) a transaction or series of related transactions occurring after the Effective Date that results in the sale of the beneficial ownership of more than fifty percent (50%) of the then outstanding voting stock of HNC to a single party (or to a group of affiliated parties or a group of parties acting in concert); or (iii) a sale or other disposition by HNC after the Effective Date of all or substantially all its assets and properties, where the stockholders of HNC immediately prior to the consummation of such sale or other disposition do not hold, immediately after the consummation of such sale or other disposition, stock possessing at least a majority of the total voting power of all the outstanding stock of the purchaser of HNC's assets and properties in such sale or disposition.

          "COBRA" means the provisions of Section 4980B of the Internal Revenue Code of 1986, as amended (the "CODE"), adopted as part of the Consolidated Omnibus Budget Reconciliation Act, which allow former employees of an employer to continue to receive health and medical insurance benefits, at their expense, for a specified time period.

          "DEEMED TERMINATION" OR "DEEMED TERMINATED" will mean: (i) a significant reduction of your duties, title, position or responsibilities relative to your duties, position or responsibilities in effect immediately prior to such reduction (including a material change in your reporting structure, which shall include, but not be limited to, your no longer reporting to HNC's Chief Executive Officer) that is effected without your consent or agreement; (ii) a substantial reduction, without good business reasons, of the facilities and perquisites available to you immediately prior to such reduction if such reduction is effected without your consent or agreement; (iii) a reduction of your base salary and target bonus as in effect immediately prior to such reduction if such reduction is effected without your consent or agreement (other than any such reduction that is effected on substantially a company-wide basis in order to reduce HNC's operating expenses); or (iv) the relocation of your primary office at HNC to a facility or location that is more than fifty
(50) miles away from your primary office location immediately prior to such relocation, if such relocation is effected without your consent or agreement. "DEEMED TERMINATION DATE" means the date on which the Deemed Termination occurs.

          Your "TARGET BONUS" for a specified HNC fiscal year means the percentage of your annual base salary rate that is designated by the HNC Board or by the Compensation Committee as a target bonus for HNC employees at your then-current salary grade level for that HNC fiscal year.

          "TERMINATION FOR CAUSE" or "TERMINATED FOR CAUSE" means a termination of your employment by HNC where the HNC Board or any committee of the HNC Board terminates your employment after determining that Cause exists.

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          "TERMINATION WITHOUT CAUSE" or "TERMINATED WITHOUT CAUSE" means a termination of your employment by HNC without a determination by the HNC Board or a committee of the HNC Board that Cause exists for such termination.

          A "TERMINATION FOR DEATH OR DISABILITY" will occur, and your employment with HNC will automatically terminate, upon your death or upon your Disability (as defined below) as determined by the HNC Board or the Compensation Committee. "DISABILITY" will mean your complete inability to perform your job responsibilities for HNC for a period of 180 consecutive days, or 180 days in the aggregate during any twelve (12) month period, due to your mental or physical injury or disability.

          "TERMINATION DATE" will mean the first date after the Effective Date on which you cease to be employed by HNC (or an affiliate or subsidiary of HNC) for any reason.

     6. Benefits Under Certain Circumstances Prior to a Change of Control. In the event that, prior to consummation of a Change of Control, you are (i) Terminated Without Cause, (ii) Deemed Terminated or (iii) there occurs a Termination for Death or Disability, then the following provisions will apply (and the provisions of Section 7 of this Agreement will not apply or ever be applicable):

        (a) Cash Payment. Within thirty (30) days after the Termination Date
(or within thirty (30) days after the Deemed Termination Date, in the case of a Deemed Termination) you will be paid by HNC a one-time cash severance payment in an amount equal to the sum of (i) your annual base salary rate in effect on the Termination Date (or, in the case of a Deemed Termination, as in effect immediately prior to the Deemed Termination Date) plus (ii) your Target Bonus in effect on the date on which you are Terminated Without Cause, are Deemed Terminated or on which there occurs a Termination for Death or Disability, less all applicable payroll and tax deductions and withholdings.

        (b) Acceleration of Option Vesting. On the Termination Date (i) the vesting of your right to exercise all then outstanding HNC common stock options then held by you (collectively your "OPTIONS") that are then unvested will accelerate so that your Options will then be vested and exercisable to the same extent that they would have been vested and exercisable (under the provisions of the Options that provide vesting based solely on your continuous employment) if you had remained continuously employed by HNC until one (1) year after the Termination Date, and (ii) all your Options will continue to be exercisable by you for a period ending upon the earlier of (A) one (1) year after the Termination Date or (B) the date on which your Options would otherwise expire (other than an expiration due solely to termination of your employment) in accordance with their respective original terms; provided, however, that if the operation of this Section 6 is triggered by a Deemed Termination, then all references in this Section 6(b) (other than the reference to the "Termination Date" in clause (ii) above) will, solely for purposes of this Section 6(b), refer to and mean the Deemed Termination Date rather than the Termination Date. The foregoing provisions of this Section 6(b) amend the current terms of your Options.

        (c) COBRA Reimbursement. HNC will reimburse you for any verified payments that you actually make pursuant to your rights under COBRA in order to continue your coverage under HNC's health and medical insurance benefit plans during the Continuation Period (as defined below). As used herein, the "CONTINUATION PERIOD" means that time period beginning on the Termination Date and ending upon the earlier to occur of: (i) eighteen (18) months after the Termination Date, (ii) the first date on or after the Termination Date on which you commence employment with any other employer who provides you with health and medical insurance benefits or (iii) the first date on which you cease to be eligible under COBRA to continue your coverage under HNC's health and medical insurance benefit plans.

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        (d) Continuation of Life Insurance. During (and only during) the
Continuation Period, HNC will, at its expense continue your coverage under any life insurance benefits in which you are participating in your capacity as an HNC employee immediately prior to the Termination Date (if any), to the extent permitted under any such life insurance benefit plan(s) or policy(ies) or pursuant to any riders thereto that HNC may obtain using commercially reasonable efforts and without increasing HNC's cost to maintain such plan(s) or policy(ies) by more than thirty percent (30%).

        (e) Scope of this Section. The provisions of this Section 6 shall not apply to any termination of your employment other than a Termination Without Cause, a Deemed Termination or a Termination for Death or Disability.

     7. Effect of Change of Control. In the event that you are employed by HNC immediately prior to the consummation of the first Change of Control to occur after the Effective Date (the "TRIGGER CHANGE OF CONTROL"), then the following provisions will apply:

        (a) Cash Payment. Subject to the provisions of this Section 7(a), upon the consummation of the Trigger Change of Control, you will become entitled to be paid by HNC (or its successor) a cash payment (the "CHANGE OF CONTROL PAYMENT") in an amount equal to the sum of (i) the product obtained by multiplying your then-current annual base salary rate by the Multiplier (as defined below) plus (ii) the product obtained by multiplying your Target Bonus in effect on the date on which the Trigger Change of Control is consummated by the Multiplier (less all applicable payroll and tax deductions and withholdings), on the following terms and conditions. The Change of Control Payment shall be payable to you in installments as follows: (i) eighty percent (80%) of such Change of Control Payment will be paid to you upon the date of the consummation of the Trigger Change of Control, and (ii) the remaining twenty percent (20%) of such Change of Control Payment (the "REMAINING PAYMENT") will be paid to you upon the earliest to occur of (A) a Termination Without Cause occurring after consummation of the Trigger Change of Control, (B) a Deemed Termination occurring after the consummation of the Trigger Change of Control,
(C) three (3) months after consummation of the Trigger Change of Control, or (D) your death or your Disability (as defined in Section 5 above) occurring after the consummation of the Target Change of Control; provided, however, that if you breach your obligations under Section 9 below at any time prior to your receipt of the Remaining Payment, then you will forfeit, and will have no right to receive, the Remaining Payment or any part thereof. As used herein, the "MULTIPLIER" means the sum of (i) 1.0 plus (ii) the product obtained by multiplying one-twentieth (0.05) by the number of full six (6)-month periods during which you have been continuously employed by HNC on the date immediately prior to the date on which the Trigger Change of Control is consummated; for example, if you have been employed by the Company for 3.75 years as of the date immediately prior to the date on which the Trigger Change of Control is consummated, then your Multiplier would be 1.35 (1.0 plus 0.05 multiplied by the number of full six-month periods (7) you were employed by the Company in this example as of immediately prior to the consummation of the Trigger Change of Control).

        (b) Acceleration of Option Vesting. Immediately prior to the consummation of the Trigger Change of Control, the vesting of your right to exercise all then outstanding HNC common stock options then held by you (collectively your "OPTIONS") that are then unvested will accelerate in full so that all your Options will then be fully vested and exercisable in full, and all your Options will continue to be exercisable by you until the later of (i) one
(1) year after the date of the consummation of the Trigger Change of Control or
(ii) the date on which your Options would otherwise terminate or expire in accordance with their original terms. The foregoing provisions of this Section 7(b) amend the current terms of your Options.

        (c) COBRA Reimbursement. If you are Terminated Without Cause or are Deemed Terminated on, or within three (3) months after, the date of the consummation of the Trigger Change of

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Control, then HNC or its successor will reimburse you for any verified payments that you actually make pursuant to your rights under COBRA in order to continue your coverage under HNC's health and medical insurance benefit plans during the COC Continuation Period (as defined below). As used herein, the "COC CONTINUATION PERIOD" means that time period beginning on the Termination Date and ending upon the earlier to occur of: (i) eighteen (18) months after the Termination Date, (ii) the first date on or after the Termination Date on which you commence employment with any other employer who provides you with health and medical insurance benefits, or (iii) the first date on which you cease to be eligible under COBRA to continue your coverage under HNC's health and medical insurance benefit plans.

        (d) Continuation of Life Insurance. During (and only during) the COC Continuation Period, HNC will, at its expense continue your coverage under any life insurance benefits in which you are participating in your capacity as an HNC employee immediately prior to the Termination Date (if any), to the extent permitted under any such life insurance benefit plan(s) or policy(ies) or pursuant to any riders thereto that HNC may obtain using commercially reasonable efforts and without increasing HNC's cost to maintain such plan(s) or policy(ies) by more than thirty percent (30%).

        (e) 280G Payment.

            (i) In the event that a Trigger Change of Control occurs and is consummated on or before April 1, 2003 and, on or after the consummation of such Trigger Change of Control, the benefits provided for in this Agreement or any other benefits approved at any time by the HNC Board or the Compensation Committee and otherwise payable to you (including stock options) constitute "parachute payments" within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code, then, subject to the provisions of Section 7(g) below, you shall receive from HNC (A) a cash payment sufficient to pay such excise tax, and (B) an additional payment sufficient to pay the excise tax and federal and state income and employment taxes arising from the payments made by HNC to you pursuant to this sentence; provided, however, that notwithstanding the foregoing, the total aggregate amount of all of the payments to be made to you under this Section 7(e) shall in no event exceed an amount equal to the greater of (1) the amount that would be payable to you under the preceding clauses (A) and (B) of this sentence if the Per Share Return (as defined in Section 7(f) below) is exactly $25.00 or (2) your Pro Rata Share (as defined below) of 0.30% of the Total Return (as defined below) if the Per Share Return is greater than $25.00 (where the foregoing references to such $25.00 per share amount will each be subject to proportionate and equitable adjustment to reflect any subdivisions or splits of HNC's common stock, any combinations or reverse stock splits of HNC's common stock or any dividends of HNC common stock that occur after the Effective Date).

            (ii) Unless HNC and you otherwise agree in writing, the determination of your excise tax liability and the amount required to be paid to you by HNC under this Section 7(e) shall be made in writing by HNC's independent accountants (the "ACCOUNTANTS"), and the amounts to be paid to you by HNC under this Section 7(e) will be paid to you within thirty (30) days after the Accountants have finally determined that amount as provided herein (or such shorter time after the Accountants have finally determined that amount as may be necessary in order for you to timely pay any withholding or estimated tax obligations arising from your receipt of any payment under this Section 7(e)). For purposes of making the calculations required by this Section 7(e), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. HNC and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this
Section 7(e). HNC shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7(e).

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            (iii) In the event that the Internal Revenue Service ("IRS")
determines that the amount of excise tax payable by you as described above in this Section 7(e) is different than the amount of such excise tax as determined by the Accountants as provided above, then: (A) if the amount of such excise tax payable by you as determined by the IRS is less than the amount of such excise tax as computed by the Accountants, you will reimburse HNC for all excess amounts actually paid to you by HNC under this Section 7(e) due to the over-calculation of such excise tax by the Accountants within five (5) business days after you receive either a refund from the IRS due to such over-calculation or you receive an economic benefit from the IRS (such as a credit against tax payable) on account of such over-calculation, provided you reported and paid all your excise and income tax liabilities resulting from the operation of this
Section 7(e) consistent with the amounts you were actually paid hereunder; and
(B) if the amount of such excise tax payable by you as determined by the IRS is greater than the amount of such excise tax as computed by the Accountants, then HNC will promptly reimburse you for the amounts that HNC underpaid you under this Section 7(e) due to the under-calculation of such excise tax by the Accountants within five (5) business days after it receives either a refund from the IRS due to such over-calculation or it receives an economic benefit from the IRS (such as a credit against tax payable) on account of such under-calculation.

            (iv) The foregoing provisions of this Section 7(e) shall not apply with respect to any Trigger Change of Control that is consummated after April 1, 2003 and HNC will have no obligation to make any payment to you under this
Section 7(e) with respect to any Trigger Change of Control that is consummated after April 1, 2003.

        (f) As used in Section 7(e) above:

            (i) The term "PER SHARE RETURN" means the dollar value (determined as provided below) of the consideration that is paid with respect to one (1) share of outstanding HNC common stock in the Trigger Change of Control ("CHANGE OF CONTROL CONSIDERATION"), with the value of such Change of Control Consideration to be determined as follows: (A) to the extent that the Change of Control Consideration consists of stock or other securities for which there is a trading market, the value of such stock or other securities will be deemed to be the closing price of such stock or other securities on the date on which the Trigger Change of Control is consummated; (B) to the extent that the Change of Control Consideration consists of stock or other securities for which there is no trading market, the value of such stock or securities shall be determined in good faith by HNC's Board of Directors as of the date on which such Trigger Change of Control is consummated; and (C) to the extent that the Change of Control Consideration consists of cash, the amount of such cash.

            (ii) The term "PRO RATA SHARE" will mean the percentage obtained by dividing (A) the amount (if any) that would be payable to you under subsection 7(e)(i) if the proviso in subsection 7(e)(i) was not included in such sentence, by (B) the total aggregate amount that would be payable to the Designated Officers (as defined below) with respect to the Trigger Change of Control under a provision of any employment or similar agreement they may have with HNC which is similar in purpose or intent to the provisions of subsection 7(e)(i) of this Agreement without regard to any proviso such as is contained in subsection 7(e)(i). As used herein, the term "DESIGNATED OFFICERS" means you and Mary Burnside, Michael Chiappetta, John Mutch and Kenneth Saunders.

            (iii) The term "TOTAL RETURN" will mean the dollar amount equal to the product obtained by multiplying the Per Share Return by the total number of shares of HNC common stock that are issued and outstanding (excluding treasury shares) immediately prior to the consummation of the Target Change of Control.

        (g) Election of Employee Regarding Parachute Payments. If a Trigger Change of Control occurs and is consummated and, on or after the consummation of such Trigger Change of

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Control, the benefits provided for in this Agreement or any other benefits approved at any time by the HNC Board or the Compensation Committee and otherwise payable to you (including stock options) constitute "parachute payments" within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code, then you may, at your sole option and discretion, elect to waive, not receive and/or reduce such benefits to such lesser extent as will result in no portion of such benefits being subject to the excise tax imposed by Section 4999 of the Code, and in that case HNC's obligation to make a payment to you pursuant to the provisions of Section 7(e) will be correspondingly reduced.

        (h) Scope of this Section. The foregoing provisions of this Section
7 shall only apply with respect to, and shall only be triggered by, the Trigger Change of Control and the provisions of Section 7(e)(i) will apply only in the event that a Trigger Change of Control is consummated on or before April 1, 2003.

     8. Release Required. Notwithstanding anything herein to the contrary, you agree that the provisions of Sections 6 and/or 7 above (as applicable) will not apply unless and until (i) you have executed a general release agreement in substantially the form of Exhibit "A" attached hereto of all known and unknown claims that you may then have against HNC and/or persons or entities affiliated with HNC due to your termination of employment or any Deemed Termination (the "RELEASE AGREEMENT") and (ii) you have agreed not to prosecute or bring any legal action or other proceeding based upon any of such claims. Upon your execution and delivery of such Release Agreement, HNC will enter into a Limited Release Agreement with you in the form of Exhibit "B" attached hereto.

     9. Obligation to Provide Transition Services After Change of Control. Whether or not you are then employed by HNC, you agree that, during the three
(3) month period immediately following the consummation of the Trigger Change of Control (the "TRANSITION PERIOD"), so long as HNC or its successor agrees to pay you a monthly gross cash compensation that (prior to any applicable payroll and tax deductions and withholdings), is not less than your monthly base salary rate as in effect immediately prior to the consummation of the Trigger Change of Control (the "REQUIRED COMPENSATION"), you will, at your election, (i) continue your active employment with HNC or its successor in good faith or (ii) provide services to HNC and/or its successor in good faith as an independent contractor and consultant within your areas of prior experience at HNC, in each case as and when reasonably requested by HNC or its successor. You further agree that, during the Transition Period, for so long as HNC or its successor agrees to pay you the Required Compensation you will keep yourself available to perform the services described in the preceding sentence for HNC or its successor at the physical location at which your primary office with HNC was located immediately prior to the consummation of the Trigger Change of Control. You will not be deemed to be in breach of this Section 9 by reason of your death or any illness or physical disability that prevents you from performing your obligations under this Section 9.

     10. Non-Solicitation. You agree that during your employment with HNC, and for a period of one (1) year after termination of your employment with HNC, you will not for any reason, whether directly or indirectly: (a) solicit, recruit, take away or attempt to take away, any employee or consultant of HNC or any of its affiliates, or induce (or attempt to induce) any employee or consultant of HNC or any of its affiliates to terminate his or its employment or services with HNC or any of HNC's affiliates; or (b) use any confidential or proprietary information of HNC or any of it is affiliates to, directly or indirectly, solicit any customer of HNC or any of its affiliates or induce any customer of HNC or its affiliates to terminate its relationship with HNC or any HNC affiliate; provided, however, that this non-solicitation provision shall not prevent you from hiring any employee of consultant of HNC or any of its affiliates that you can demonstrate either (i) approached you independently without any prior direct or indirect solicitation or encouragement by you or on your part, or (ii) replied to a solicitation made to the general public without any direct or indirect solicitation or encouragement by you or on your part. You

                                      -7-
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and HNC agree that the foregoing provisions of this Section 10 will entirely supersede and replace any directly conflicting or contrary provisions contained in your currently existing HNC Invention Assignment/Confidentiality Agreement.

     11. Acknowledgment. By signing this letter you acknowledge and agree that, if the time during which you are permitted to exercise your Options after termination of your employment is in fact extended as provided above in Section 6(b) or Section 7(b), then you may be unable to treat any of your Options as "incentive stock options" within the meaning of the Code for federal income tax purposes, and that you are willing to assume that risk.

     12. Governing Law. This agreement will be governed by the internal laws of the State of California without reference to its conflict of laws provisions.

     13. Arbitration. We agree that, except as otherwise provided by law, any dispute or claim (whether based on contract, tort or otherwise), relating to or arising out of this agreement, your employment with HNC, your termination of employment with HNC or otherwise pertaining to the workplace (including but not limited to claims for compensation, discrimination or harassment claims, or claims for wrongful termination), shall be subject to mandatory and binding arbitration conducted through the American Arbitration Association ("AAA") in San Diego, California before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the AAA in effect at that time, and that judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction over the parties; provided, however, that notwithstanding the foregoing, you and HNC acknowledge and agree that you and HNC will retain the right to, and will not be prohibited or restricted from, seeking or obtaining equitable relief (including injunctive relief) from a court having jurisdiction.

     14. Successors and Assigns. This agreement will be binding upon you (and your successors, heirs and assigns) and any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of HNC's business and/or assets. For all purposes of this agreement, the term "HNC" shall include any successor to HNC's business and/or asserts which becomes bound by this agreement.

     15. Entire Agreement. This agreement and your HNC Invention Assignment / Confidentiality Agreement contain the entire agreement and understanding of the parties with respect to the subject matter hereof. You hereby confirm and agree that, subject to the provisions of Section 10, you will continue to be bound by and subject to all the terms and conditions of your HNC Invention Assignment / Confidentiality Agreement. This agreement will supersede in its entirety, and will terminate any surviving provisions of your prior agreement with HNC dated as of February 13, 2002 (the "PRIOR AGREEMENT") other than the following provisions of that Prior Agreement: (i) the provisions regarding your relationship with Business Objects; (ii) the provisions guaranteeing you a bonus of at least 50% of your target bonus in your first year of employment, to the extent you do not receive such payment under this agreement; (iii) the provisions regarding your ability to participate in HNC employee benefits programs and your eligibility to receive a relocation benefit of up to $30,000;
(iv) the provisions concerning your eligibility to participate in HNC's Patent Incentive Pay Program, (v) the provisions requiring you to sign an Invention Assignment and Confidentiality Agreement with HNC, (vi) the provisions to the effect that you will not bring with you any confidential or proprietary material of others and (vii) the provisions of the third to last paragraph of the Prior Agreement concerning your compliance with Company policies and procedures. We acknowledge that you have already been granted the stock option contemplated to be granted to you under the Prior Agreement, which is subject to this agreement.

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     16. Counterparts. This agreement may be executed in counterparts.

     We look forward to your continued contributions as part of the HNC team. Please indicate your acceptance and agreement to the terms of this agreement by signing this letter at the space indicated below.

                                        Sincerely yours,


                                        HNC SOFTWARE INC.


                                        By:  /s/ JOHN MUTCH
                                            ------------------------------------
                                            John Mutch, Chief Executive Officer



By signing this letter, I hereby accept and agree to this agreement and all the provisions set forth above.


 /s/ CHARLES NICHOLLS
----------------------------------------
Charles Nicholls


Dated:  April 9, 2002

                                   EXHIBIT "A"

                    SETTLEMENT AGREEMENT AND GENERAL RELEASE

     THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE is made and entered into by and between CHARLES NICHOLLS (hereinafter referred to as "EMPLOYEE") and HNC SOFTWARE INC., a Delaware corporation (hereinafter referred to as the "COMPANY"), for and on behalf of the Company and its subsidiaries and affiliated entities.

     Whereas, pursuant to a letter agreement dated as of April 1, 2002 between Employee and the Company, Employee has agreed to enter into this Settlement Agreement and General Release in order to fully and finally settle all differences between Employee and the Company and to grant the Company a general release of claims, including, but not limited to, any differences or claims that might arise out of Employee's employment with the Company, and the termination of Employee's employment with the Company;

     NOW THEREFORE, in consideration of the premises and the mutual promises contained in this Agreement, the parties hereby agree as follows:

     1. Employee releases and discharges the Company, its successors and assigns, subsidiaries, affiliates, and the past and present employees, officers, directors, stockholders, agents, attorneys and representatives of the Company and its subsidiaries and affiliates (the Company, together with its successors, subsidiaries, affiliates, and such employees, officers, directors, stockholders, agents, attorneys and representatives being collectively referred to as the "COMPANY RELEASEES") from all claims, liabilities, demands and causes of action known or unknown, fixed or contingent, which Employee has or may hereafter have arising out of or in any way connected with his employment with the Company, or the termination of Employee's employment with the Company; provided, however, that the foregoing release and discharge will not release or discharge the Company from any of its unperformed express obligations to Employee under (i) that certain letter agreement between the Company and Employee dated as of April 1, 2002 which sets forth and amends terms of Employee's employment with the Company (the "LETTER AGREEMENT"); or (ii) this Agreement.

     2. This Settlement and General Release shall not in any way be construed as an admission by the Company or any Company Releasee that it has acted wrongfully with respect to the Employee or any other person, that the Employee has acted wrongfully, or that the Employee has any rights whatsoever against the Company or any Company Releasee. The Company specifically disclaims any liability to Employee or any wrongful acts against Employee or any other person, on the part of itself, its employees, agents and all Company Releasees. Rather, the parties have entered into this settlement and release in order to lend greater certainty to the existing state of affairs in exchange for the promises and considerations herein.

     3. Employee represents, understands and agrees that Employee's employment with the Company terminated on _________, 20___.

     4. Employee understands that various federal, state and local laws prohibit age, sex, race or other forms of discrimination and that these laws are enforced through the U.S. Equal Employment Opportunity Commission, and state and local human rights agencies. Employee understands that if Employee believed that Employee's treatment by the Company or any Company Releasee has been discriminatory, Employee has had the right to consult with these agencies and to file a charge with them.

Employee has decided voluntarily to enter into this Settlement Agreement and General Release, and waive the right to recover any amounts to which Employee may have been entitled under such laws.

     5. Employee represents and agrees that Employee will keep the terms and amount of this Settlement Agreement and General Release completely confidential, and that Employee will not disclose any information concerning this Settlement Agreement and General Release to anyone, other than Employee's spouse and tax preparer, if any, or as required by legal process or applicable law; provided however, that Employee will first notify the Company if such disclosure is sought, allowing the Company the opportunity to object to such disclosure. In addition, Employee may disclose any information contained in this Settlement Agreement and General Release which the Company has previously made public disclosure of.

     6. It is agreed that the benefits contained in this Settlement Agreement and General Release which flow to Employee from the Company are subject to termination, reduction or cancellation in the event that Employee takes any action or engages in any conduct in material violation of this Agreement.

     7. Employee represents and agrees that this Settlement Agreement and General Release is binding upon himself, his estate, heirs, successors and assigns.

     8. Employee represents and agrees that the Company has advised Employee to consult with an attorney regarding aspects of this Settlement Agreement and General Release and that to the extent, if any, that Employee desired, Employee has availed himself of this right, that Employee has carefully read and fully understands all of the provisions of this Settlement Agreement and General Release, and that Employee is voluntarily entering into this Settlement Agreement and General Release.

     9. Employee agrees not to engage in conduct or undertake speech derogatory about, disparaging of or detrimental to the Company or any Company Releasee or its reputation, its board of directors, officers, management, practices or procedures, or business operations.

     10. Employee agrees further that if any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable as a result of a claim, demand or cause of action Employee has brought prior to the date on which Employee has executed this Agreement, then the Company, at its option, will be entitled to recover payments made to Employee, or on Employee's behalf, pursuant to the Letter Agreement. Any such legal action by the Company shall not be considered retaliatory.

     11. Employee represents and acknowledges that Employee has carefully read and fully understands all of the provisions of this Agreement, which sets forth the entire agreement between the parties. Except for the Letter Agreement, and the Employee Invention Assignment and Confidentiality Agreement of Employee with the Company dated _____________, ______, [AS SUCH HAS BEEN AMENDED AND PARTIALLY SUPERSEDED BY THE LETTER AGREEMENT], this Settlement Agreement and General Release supersedes any and all prior agreements or understandings between the parties and all corporate policies, practices or procedures pertaining to the subject matter of this Agreement.

     12. Employee understands that various federal, state and local laws prohibit age, sex, race, disability, benefits, pension, health and other forms of discrimination and that these laws can be enforced through the U.S. Equal Employment Opportunity Commission, California state and local human rights agencies and federal and state courts. Employee understands that if Employee believes Employee's treatment by the Company or any Company Releasee was discriminatory, Employee has had the right to consult with these agencies and to file a charge with them or file a lawsuit. Employee has decided voluntarily to enter into this Agreement, and waive the right to recover any amounts to which Employee may have been entitled under such laws, including, but not limited to: the Age Discrimination in

Employment Act, 29 U.S.C. Section 621 et seq. (as amended by the Older Workers' Benefit Protection Act, 29 U.S.C. Section 626(f)); the California Fair Employment and Housing Act, California Government Code Section 12900 et seq.; the Employee Retirement Income Security Act (ERISA), 29 U.S.C. Section 1001 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq.; the Americans with Disabilities Act, and 42 U.S.C. Section 1981. In addition, this release covers all statutory, common law, constitutional and other claims, including but not limited to, all claims for wrongful discharge in violation of public policy, breach of contract, express or implied, breach of covenant of good faith and fair dealing, intentional or negligent misrepresentation, any tort, personal injury, or violation of law which Employee may now have, or has ever had. The parties agree that any past or future claims for money damages, loss of wages, earnings and benefits, both past and future, medical expenses, attorneys' fees and costs, reinstatement and other equitable relief, are all released by this Agreement. Accordingly, to the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will Employee pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Employee may now have, has ever had, or may in the future have against the Company and/or any officer, director, employee or agent of the Company, which is based in whole or in part on any matter covered by this Agreement.

     13. Employee expressly waives any right or benefit available to him in any capacity under the provisions of Section 1542 of the Civil Code of California, which provides:

     "A RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

     14. Employee represents and acknowledges that Employee has not relied upon any representations or statements, written or oral, not set forth in this document.

     15. Employee understands that Employee has twenty-one (21) days in which to consider whether Employee should sign this Agreement; and that Employee further understands that if Employee signs this Agreement, Employee will be given seven
(7) days following the date on which Employee signs this Agreement to revoke it and that this Agreement will not be effective until after this seven (7) day period had lapsed.

         [THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK]

     16. This Settlement Agreement and General Release shall become effective on the eighth (8th) day following the date it is signed by Employee. It is understood that Employee may revoke Employee's approval of this Agreement in the seven (7) day period following the date Employee signs this Agreement.

     PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed at ______________, California, this ____ day of _____________, 20__.



----------------------------------------
Charles Nicholls




Executed at ______________, California, this ____ day of _________, 20__.



HNC SOFTWARE INC.

By:
    ------------------------------------
    [name]

    [title]



          [SIGNATURE PAGE TO SETTLEMENT AGREEMENT AND GENERAL RELEASE]

                                   EXHIBIT "B"

                                 LIMITED RELEASE



                                  ______, 20__



Charles Nicholls
[Officer's Address]


               Re: Limited Release

Dear Charles:

     HNC Software Inc. ("HNC") is executing and delivering this letter agreement and limited release to you, Charles Nicholls ("YOU") pursuant to the provisions of Section 8 of that certain letter agreement between You and HNC dated as of April 1, 2002 concerning terms of your employment with HNC (the "EMPLOYMENT LETTER AGREEMENT"). This letter is the "Limited Release" referred to in the Letter Agreement. HNC hereby agrees with You as follows

     1. Subject to the terms and conditions of this letter, HNC releases and discharges You and your heirs and successors (collectively referred to as the "EMPLOYEE'S RELEASEES") from all claims, liabilities, demands and causes of action known or unknown, fixed or contingent, which HNC has or may hereafter have against You arising out of or in any way connected with Your employment with HNC or the termination of Your employment with HNC; PROVIDED, HOWEVER, THAT NOTWITHSTANDING THE FOREGOING, THE FOREGOING RELEASE AND DISCHARGE WILL NOT RELEASE OR DISCHARGE YOU FROM ANY OF YOUR OBLIGATIONS, DEBTS, DUTIES OR LIABILITIES TO HNC OR ANY OF ITS SUBSIDIARIES OR AFFILIATES OR THEIR SUCCESSORS UNDER, OR ARISING FROM:

          (a) the Employment Letter Agreement,

          (b) Your Employee Invention Assignment and Confidentiality Agreement with HNC, which You entered into upon becoming an HNC employee, as such was amended by the Letter Agreement;

          (c) the Settlement Agreement and General Release being entered into by You and HNC concurrently herewith;

          (d) any act or omission by You that constitutes or involves: (i) Your fraud; (ii) Your criminal conduct with respect to HNC or any of its subsidiaries, affiliates or successors (or any of their respective assets);
     (iii) Your malfeasance or breach of fiduciary duty with respect to HNC or any of its subsidiaries, affiliates or successors, or (iv) Your wrongful disclosure, misuse or misappropriation of, or Your infringement of, any confidential or proprietary information, technology, intellectual property or any other asset or property of HNC or any of its subsidiaries, affiliates or successors.

     2. This Settlement and General Release shall not in any way be construed as an admission by You or by any Employee Releasee that You have acted wrongfully with respect to HNC or any other person, that HNC has acted wrongfully, or that HNC has any rights whatsoever against You or any Employee Releasee. Rather, the parties have entered into this release in order to lend greater certainty to the existing state of affairs in exchange for the promises and considerations herein.


Executed at ______________, California, this ____ day of _________, 20__.


By:
    ------------------------------------
    Charles Nicholls



Executed at ______________, California, this ____ day of _________, 20__.


HNC SOFTWARE INC.


By:
    ------------------------------------
    [name]
    [title]